EXHIBIT 21



                    Southern States Cooperative, Incorporated

                              LIST OF SUBSIDIARIES


Name of Subsidiary                                Jurisdiction of Incorporation


Southern States Holdings, Inc.                               Virginia

           Southern States Underwriters, Inc.                Virginia

           SSC Insurance Agency, Inc.                        Virginia

           Wetsel, Inc.                                      Virginia

           Mountain State Greenhouses, Inc.                  Virginia

           Agriland Exchange, Inc.                           Michigan


Virginia Seed Service, Inc.                                  Virginia